EXHIBIT 21

                  LUNAR CORPORATION AND SUBSIDIARIES


Name of Subsidiary                          Jurisdiction of Incorporation

Bona Fide, Ltd.                                      Wisconsin
Lunar FSC, Inc.                                      U.S. Virgin Islands
Lunar Finance Corporation                            Delaware
Lunar GmbH                                           Germany
Lunar Europe, N.V.                                   Belgium